Exhibit(j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 59 to the registration statement of Scudder MG Investments Trust on Form N-1A ("Registration Statement") of our report dated December 24, 2003 relating to the financial statements and financial highlights which appear in the October 31, 2003 Annual Report to Shareholders of the Scudder Fixed Income Fund, Scudder Short Duration Fund and Scudder High Income Plus Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Accountants" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
January 30, 2004